ASSIGNMENT AND ASSUMPTION
                              OF
                      PURCHASE AGREEMENT

      THIS ASSIGNMENT made and entered into this 11th day of March, 2008, by and between AEI Real Estate Fund XVII Limited Partnership, a Minnesota Limited Partnership, ("Assignor") and AEI Real Estate Fund XVIII Limited Partnership, a Minnesota Limited Partnership ("Assignee");

     WITNESSETH, that:

      WHEREAS, on the 14th day of February, 2008, Assignor entered into a Purchase and Sale Agreement (hereinafter referred to as the "Agreement") for that certain property located at 4885 Cherry Bottom Road, Columbus, OH 43230 which is more particularly described within the Agreement, (the "Property) with Stratford Investment Company Limited Partnership, an Ohio limited partnership, as Buyer; and

      WHEREAS, Assignor desires to assign to Assignee all of Assignor's rights, title and interest in, to and under the Agreement regarding the Property and Assignee desires to assume all of Assignor's rights, title and interest in, to and under the Agreement regarding the Property as hereinafter provided;

     NOW, THEREFORE, for One Dollar ($1.00) and other good and
valuable   consideration,   receipt   of   which   is   hereby
acknowledged, it is hereby agreed between the parties as follows:

   1. Assignor assigns all of its rights, title and interest in, to and under the Agreement regarding the Property to Assignee in the proportions set forth above, to have and to hold the same unto the Assignee, its successors and assigns;

   2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement regarding the Property to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement;

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

ASSIGNOR:

AEI Real Estate Fund XVII Limited Partnership a Minnesota Limited Partnership

By:  AEI Fund Management XVII, Inc.,
     its corporate  general partner

By:  /s/ Robert P Johnson
         Robert P. Johnson, President


ASSIGNEE:

AEI Real Estate Fund XVIII Limited Partnership a Minnesota limited partnership

By:  AEI Fund Management XVIII, Inc.,
     a Minnesota corporation, its  corporate general partner


By:  /s/ Robert P Johnson
         Robert P. Johnson, President




               REAL ESTATE PURCHASE CONTRACT

                                   Date: February 13, 2008

1. PROPERTY DESCRIPTION: The undersigned Buyer offers to purchase from the Seller through Broker(s) the following described real estate including, without limitation, all improvements, fixtures, appurtenant rights, privileges, and easements located in the County of Franklin, and the State of Ohio known as: 4885 Cherry Bottom Road, Columbus, Ohio 43230, as legally described on Exhibit "A" attached hereto and incorporated herein by reference (the "Property").

2.   PRICE AND TERMS: The purchase price is: One Million Seven
Hundred Twenty Thousand Dollars ($1,720,000.00). Payable as follows: cash at closing.

3. ADDITIONAL TERMS: This agreement is contingent upon Buyer's Attorney's review and approval of current lease within twenty-one (21) days after the Effective Date (as defined in Section 14 below). Seller represents and warrants that as of the Effective Date, the Lease (as defined in Section 5 below) is the only lease in effect with respect to the Property, and Seller has furnished Buyer with true, accurate and complete copies of the Lease, and any amendments thereto. Seller represents that it owns no personality within the Property. Seller covenants that there will be no changes to the Lease after Effective Date. Seller's right, title and interest in and to the Lease, as lessor, shall be assigned to Buyer at closing pursuant to an instrument in form and substance reasonably acceptable to Buyer, and acknowledged in writing by Tenant (as defined in Section 5 below).

4.   CONTINGENCIES:

  a. Environmental Inspection: For a period not to exceed twenty-one (21) days after the Effective Date, Seller agrees to permit Buyer, Buyers' lender and the qualified professional environmental consultant of either of them, subject to the rights and approval of the Tenant, to enter the Property to conduct, at the expense of the Buyer, an environmental site assessment. Buyer agrees to indemnify and hold Seller harmless from any injury or damage caused by such inspections. If such assessment is obtained and the consultant recommends further inspection to determine the extent of suspected contamination or recommends remedial action, Buyer, at Buyer's option, may notify Seller in writing, within the above-specified period, that the contract is null and void, and the Buyer's earnest money deposit shall be immediately refunded to Buyer and neither party shall have any further rights or obligations under this contract.

b. Property Inspection: Buyer, at Buyer's expense, shall have twenty-one (21) days after the Effective Date to have Property and all improvements, fixtures, and equipment inspected. Seller shall cooperate in making the Property reasonably available for such inspections(s) subject to the rights and approval of the Tenant. Buyer agrees to indemnify and hold Seller harmless from any injury or damage caused by such inspection(s). If Buyer is not satisfied with the condition of the Property as disclosed by such inspections, Buyer may terminate this contract by delivering written notice of such termination to Seller within the above specified period that the contract is null and void, and the Buyer's earnest money deposit shall be immediately refunded to Buyer and neither party shall have any further rights or obligations under this contract, except Buyer's indemnity of Seller set forth above, which shall survive the termination hereof.

  c.   Other Contingencies: None.

  d. If Buyer does not give written notice to Seller within the time frames set forth above that the contingencies have been satisfied or that Buyer wishes to terminate this transaction, then the above contingencies are deemed to have been waived.

5. FIXTURES AND EQUIPMENT: The Property to be transferred at closing shall include fixtures owned by Seller including, but not limited to: built-in appliances, heating, ventilating, air conditioning (HVAC) and humidifying equipment and their control apparatus, attached floor coverings and any attached wall coverings, window coverings and awnings, internal wire for communication system, telecommunication wiring and cables, garage door openers and controls, whether now in or on the property or in storage, security systems and controls, smoke alarms, all exterior landscaping and the following: Subject to the rights of Tenant, Kindercare Learning Center ("Tenant") pursuant to that certain lease dated July 28, 1992 ("the "Lease").

6. DAMAGE OR DESTRUCTION OF PROPERTY: Risk or loss to the Property and appurtenances shall be borne by Seller until closing. If any party of the Property covered by this contract is substantially damaged or destroyed before this transaction is closed, Seller shall give a written notice to Buyer that the damage or destruction has occurred. Such notice must include all pertinent information regarding insurance policies and claims covering the Property that has been damaged or destroyed. The written notice shall be delivered within forty-eight (48) hours from discovery of the event causing the damage or destruction. Buyer may (a) proceed with the transaction and be entitled to all insurance proceeds, if any, payable to Seller under all policies covering the Property, or (b) rescind the contract, by giving written notice to Seller within ten (10) calendar days after Seller has delivered written notice to Buyer of such damage or destruction and thereby release all parties from liability, in which case, the earnest money deposit shall be returned to Buyer pursuant to paragraph 14. Failure by Buyer to so notify Seller shall constitute an election to proceed with the transaction.


7. CONDITION OF IMPROVEMENTS: Seller agrees that upon delivery of deed, the improvements constituting part of the real estate shall be in the same condition as that on the day of this offer, reasonable wear and tear excepted and damage accepted by Buyer under Paragraph 6.

8. EVIDENCE OF TITLE: Buyer shall obtain an owner's title commitment and policy in the amount of the purchase price. The title evidence shall be from a nationally recognized title insurance company (the "Title Company") designated by Buyer, certified to within thirty (30) days prior to closing with endorsement not before 8:00 a.m. on the business day prior to the date of closing, all in accordance with the standards of the Columbus Bar Association, and shall show title in fee simple free and clear of all liens and encumbrances except: (a) those created by or assumed by Buyer; (b) those specifically set forth in this contract; (c) zoning ordinances; (d) legal highways and (e) covenants, restrictions, conditions, and easements of record that do not unreasonably interfere with present lawful use. Seller shall pay the cost of the owner's title policy in the amount of the purchase price; provided that Buyer shall pay any additional costs incurred in connection with mortgage title insurance issued for the protection of Buyer's lender, and any endorsements thereto that the Buyer of lender may require. If Buyer desires a survey, Buyer shall pay the cost thereof. If title to all or part of real estate is unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association's Standards of Title Examination, or is subject to liens, encumbrances, easements, conditions, restrictions, or encroachments other than those excepted in this contract, Seller may, but shall not be obligated to, within thirty (30) days after a written notice thereof, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction, or encroachment or obtain title insurance without exception therefore. In the event Seller is unwilling or unable to remedy or insure against the defect within the thirty (30) day period, Buyer may declare this contract null and void, and the Buyer's earnest money deposit shall be immediately refunded to Buyer and neither party shall have any further rights or obligations under this contract, except for Buyer's indemnity set forth in Section 4(b) above. At closing, Seller shall sign such affidavits or certifications with respect to off-record title matters as may be required by the Title Company in order to deliver the title policy in the form required by this contract, in accordance with the community custom.

9. TAXES AND ASSESSMENTS; PRORATIONS:

a. Because the Property is subject to a net lease, the parties acknowledge that there shall be no need for a real estate tax proration. However, Seller warrants that all real estate taxes and installments of special assessments due and payable in all years prior to the year of Closing have been paid in full. Unpaid real estate taxes and unpaid levied and pending special assessments existing on the date of Closing shall be the responsibility of Buyer, pro-rated, however, to the date of closing for the period prior to closing, which shall be the responsibility of Seller if Tenant shall not pay the same. Buyer shall likewise pay all taxes due and payable in the year after Closing and any unpaid installments of special assessments payable therewith and thereafter, if such unpaid levied and pending special assessments and real estate taxes are not paid by any tenant of the Property.

b. All income, including rent and all operating expenses from the Property, if any, that are not paid by the Tenant, shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the date of Closing. Buyer shall be entitled to all income earned and shall be responsible for all operating expenses of the property incurred on and after the date of Closing.

  10. BUYER'S EXAMINATION: BUYER IS RELYING SOLELY UPON BUYER'S OWN EXAMINATION OF THE PROPERTY AND INSPECTIONS HEREIN, IF ANY, CONCERNING PHYSICAL CONDITION, CHARACTER, AND SUITABILITY FOR BUYER'S INTENDED USE. BUYER IS NOT RELYING UPON ANY REPRESENTATIONS BY SELLER, EXCEPT FOR THOSE MADE DIRECTLY TO THE BUYER IN WRITING.



11. EARNEST MONEY DEPOSIT: Buyer has deposited with Title Company the sum receipted for below.


     Upon acceptance of this Contract by Seller, Title Company shall sign where indicated below to acknowledge receipt of the sum of $10,000 at acceptance by cash or check, which shall be held, deposited, and disbursed pursuant to paragraph 14. A copy of this Contract countersigned by Title Company, along with an insured closing services protection letter from a national title insurance company addressed to Seller, shall be furnished to Seller within two (2) business days following acceptance by Seller. Seller shall have no obligations under this Contract until these items are furnished to Seller.

Title Company
Professional Closing Title
Agency, Inc. 3205 East
Dublin Granville Road
Columbus, Ohio 43231

By /s/ Jeff Niday, Date: February  19, 2008
       Jeff Niday, President

     11.1 If no contract is entered into, then upon Buyer's written request, the earnest money deposit shall be returned to Buyer.

     11.2 Upon acceptance of this contract by both parties in writing, the Title Company shall deposit the earnest money deposit in its trust account. Subject to collection by the Title
Company's depository, the earnest money deposit is to be disbursed as follows:

     a.The earnest money deposit shall be applied on the purchase price when the transaction is closed or returned to Buyer if this agreement is terminated.

     b.If any written contingency is not satisfied or waived, if Seller fails or refuses to perform, or if Buyer fails or refuses to perform, the earnest money deposit shall be returned or paid as follows:

     c.The party requesting the return or payment of the earnest money deposit shall submit a written request, specifying the contingency that has not been satisfied or waived or the reason for the request, to the Title Company holding the earnest money deposit. Within forty-eight (48) hours (excluding weekends and legal holidays) after receiving the request to return or pay the earnest money deposit, the Title Company shall advise the other party in writing that the earnest money deposit shall be returned or paid in accordance with the request, unless the other party delivers written objection to the Title Company within two (2) business days after delivery of the written notice by the Title Company.

     d. If Title Company does not receive any written objection from the other party within the two (2) day period, then the Title
Company shall deliver the earnest money deposit to the party requesting payment.

     e. If the Title Company does receive a written objection from the other party within the two (2) business day period, then the Title Company is required to and shall retain the earnest money deposit until (i) Buyer and Seller have settled the dispute in writing, (ii) disposition has been ordered by a final court order, or (iii) the Title Company deposits the amount with a court pursuant to applicable court procedures.

     11.3 The return of the earnest money deposit shall in no way prejudice the rights of the Seller or the Buyer in any action for damages or specific performance.



12. CLOSING: This contract shall be performed and this transaction closed on or before March 14, 2008 unless the parties agree in writing to an extension. Buyer is entitled to possession at closing unless otherwise specified. At the time Seller delivers possession, the Property will be in the same condition as the date of acceptance of this contract, except as provided in the Damage or Destruction of Property, Paragraph #6, normal wear and tear excepted. Seller shall convey to Buyer title as described in paragraph #8 to the real estate in fee simple by transferrable and recordable limited or special warranty deed (or appropriate fiduciary deed if Seller is a fiduciary), with release of dower, if any.

Unless otherwise expressly provided in this contract, the costs of closing will be allocated between the Buyer and Seller in accordance with local custom, as determined by the Title Company. The Title Company shall prepare a closing statement to be signed by the Buyer and Seller.


13. MISCELLANEOUS: This contract constitutes the entire agreement and no oral or implied agreement exists. Any amendments to this contract shall be in writing, signed by Buyer and Seller and copies provided to them. This contract shall be binding upon the parties, their heirs, administrators, executors, successors and assigns. If this contract involves Seller financing, it may not be assigned. Time is of the essence of all provisions of this contract. All provisions of this contract shall survive the closing.

14. DURATION OF OFFER AND ACCEPTANCE: This offer shall be open for acceptance through Noon (12:00 p.m.), February 8, 2008 Columbus, Ohio Time. The "Effective Date" shall be the later of
(a) the date Buyer executes this contract or (b) the date Seller executes this contract.


15. BROKER'S ACKNOWLEDGEMENT: Seller and Buyer acknowledge that there are no other Broker(s) involved in this transaction except as follows: Seller shall pay a three percent (3%) commission to Todd Schiff (Agent) of The Robert Weiler Company (Broker) upon closing of the sale of the Property. For purposes of this Section 15, "closing" shall be defined as receipt by Seller of the proceeds of the sale of the Property.


16. SIGNATURES: Only original manual signatures or facsimile signatures (which include both faxes and PDF documents sent by e-mail) shall be valid for purposes of this contract and any amendments or any notices to be delivered in connection with this contract. Only original, manually signed documents shall be valid for deeds or other documents to be delivered at closing. This
Section 16 cannot be waived except by a manually signed agreement of the parties.

17. TAX FREE EXCHANGE: Each party acknowledges that it may desire to have its acquisition or disposition of the property qualify for tax deferral under Section 1031 of the Internal Revenue Code of 1986, as amended. Accordingly, each party agrees to cooperate with the other, at no expense to the other party, in all reasonable respects, to have the acquisition or disposition of the Property qualify for such tax-deferred treatment. No such tax-deferred exchange shall delay the Closing. This contract may be assigned, without consent of the other party to any entity which is employed for the purpose of consummating a tax free exchange.

Buyer hereby makes the foregoing offer this 13 day of February, 2008.


Strafford Investment Company
Limited Partnership (Buyer)

By:   /s/ Patrick Kelly
Name:     Patrick Kelly
Title:    Agent

(Buyer)
Address c/o Donald W. Kelley &
Associates 250 East Broad
Street, Suite 1100
Columbus, Ohio 43215
Phone (614) 228-5775
Fax (614) 228-1098


Name of Buyer's
Attorney: William Baldwin
Vorys, Sater, Seymour and Pease LLP
221 East 4th Street, Suite 2000
Cincinnati, Ohio
45202 (513) 723-8595 (phone)
(513) 852-7812 (fax)
wdbaldwin@vorys.com




Seller hereby makes the foregoing offer this 14 day of February, 2008. AEI Real Estate Fund XVII Limited Partnership,

By: AEI Fund Management XVII, Inc., its general partner
BY /s/ Robert P Johnson:
       Robert P Johnson, President



ALL PARTIES TO THIS CONTRACT MUST BE PROVIDED WITH A COPY.









                            EXHIBIT

                    "A" Legal Description:

    The legal description of this property, commonly known as 4885 Cherry Bottom Rd. Columbus, Ohio 43230; Parcel ID # 600-
214693-00 is as follows:

                          MORSE ROAD
                          Lot 9-11-12
                           .84 Acre
                       600-0004h-003-01


                          EXHIBIT "A"

                     DESCRIPTION OF 0.840
                        ACRES FOR
                        CHILDRENS WORLD
                        March 30, 1989,



   Situated in the State of Ohio, County of Franklin, City of Columbus, Quarter Township 4, Township 2, Range 17, United States Military Lands, being 0.840 Acres of land out of the 11.456-acre tract granted to Scioto Valley Land Co. Ltd. as recorded in Official Record Volume 12099 H 16, Franklin County Recorder's Office. Said 0.840 acre tract being more particularly described as follows:

    Beginning at the southeasterly corner of the above mentioned 11,456-acre tract and the northeasterly corner of the 4.203-acre tract as described in a deed to Faith Covenant Church, of record in Official Record Volume 12043 A 15, and in the westerly right-of-way line of Cherry Bottom Road, as described in a deed to the City of Columbus and recorded in OB 3465, page 792; thence N 84 52'06"W., along the northerly line of said 4.203 acre tract,
248.79 feet to an iron pin; thence N 5 07'54"E., 147.00 feet to an iron pin; thence 5 84 52'06"E., 80.00 feet to an iron pin; thence N 79 43'42"E., 137.05 feet to an iron pin in the westerly right-of-way line of Cherry Bottom Road; thence along the westerly line of Cherry Bottom Road, 5 3 34'46"E., 82.00 feet to an iron pin; thence continuing along said right-of-way line, 5 8 11146"E., 105.18 feet to the place of beginning, containing
0.840 acres, more or less, subject to any easements and rights-of-way of record.

 This description prepared from an actual field survey by Burgess & Nipple, Limited, Howard R. Somerville, Registered
Surveyor No. 4265.


/s/ Howard R Somervill
HowardR Somerville
Registered Surveyor No. 4265           [state of Ohio seal]